Exhibit 99.3


National Financial Communications Corp
300 Chestnut St, suite 200
Needham, MA 02492

August 12, 2005

Roy Warren
Bravo! Foods Intl Corp.
11300 US Highway 1
North Palm Beach, FL 33408

Dear Roy,

This is to confirm that Geoffrey J. Eiten owns 100% of National Financial Communications Corp located at 300 Chestnut St, suite 200, Needham, MA 02492 and is therefore one in the same as National Financial Communications Corp.

If you have any other questions please contact me at 731 444 6100 ext 613.

Sincerely,

/s/
Geoffrey J. Eiten
President


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